Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-141703 and 333-141703-01 on Form S-3 of our Reports dated February 13, 2007, relating to Management’s Assertions on Compliance with Regulation AB Criteria, for Discover Bank and for DFS Services LLC (formerly Discover Financial Services LLC) appearing as Exhibits 34.1 and 34.2 in the Annual Report on Form 10-K of Discover Card Master Trust I for the year ended November 30, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Chicago, Illinois
June 7, 2007